Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT (“AGREEMENT”) is made as of February 15, 2016 (the “Effective Date”), by and between Highlands Bankshares, Inc. (the “Corporation”) and Samuel L. Neese (the “Consultant”).

WHEREAS, on November 11, 2015, Consultant retired as Chief Executive Officer of the Corporation, a position which he had held since 1995; and

WHEREAS, Consultant retired as an employee of the Corporation on February 5, 2016; and

WHEREAS, Consultant possesses certain valuable knowledge, professional skills and expertise which will contribute to the continued success of the business of the Corporation and its affiliates; and

WHEREAS, the Corporation and Consultant desire to set forth, in writing, the terms and conditions of their agreements and understandings;

NOW, THEREFORE, in consideration of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

Section 1.	Scope of Services; Term.

(a) The Corporation hereby engages the Consultant to provide business consulting services to the Corporation.  Consultant shall perform only such consulting services as are reasonably requested of him by the Corporation’s President and Chief Executive Officer including, but not limited to, advising on business development matters with existing and prospective customers of the Corporation, and providing assistance to transition existing customers of the Corporation through changes in the Corporation’s management.  Although Consultant is solely responsible for determining his schedule and hours worked, it is anticipated that Consultant shall not be required to devote more than twenty (20) hours per month to providing consulting services under this Agreement.

(b) As long as he is receiving compensation from the Corporation under this Agreement Consultant shall not perform services in Washington County, Virginia for any bank or other depository institution as an employee or independent contractor.

(c)           The Corporation and Consultant agree that Consultant shall furnish services as an independent contractor and not as an employee of the Corporation.  As an independent contractor, Consultant will determine the method, details, and means of providing the consulting services.  Consultant has no power or authority to act for, represent, or bind the Corporation in any matter, including but not limited to, entering into contracts or agreements.  As an independent contractor, Consultant will have no supervisory or management level control over Corporation employees.  Consultant acknowledges that, as an independent contractor, the compensation that he receives shall not be considered “wages” for purposes of income tax withholding, FICA, and unemployment taxes.  Consultant further acknowledges that he is solely responsible for any tax liability arising from payments made under this Agreement, and he agrees to indemnify the Corporation from any and all liability that may be assessed against the Corporation for his failure to pay taxes on such compensation.

(d)           This Agreement will terminate on December 31, 2016, but may be terminated with five (5) days notice by either party in the event of a breach by the other.

(e)           Consultant acknowledges that he is entering into this Agreement of his own free will and that he has had the benefit of the advice of, and is relying solely upon the advice of, independent counsel of his own choice.

Section 2.	Compensation.

(a) So long as he observes his obligations under this Agreement Consultant shall be paid a fee of Six Thousand Six Hundred Sixty-Seven Dollars ($6,667.00) each month on the last day of the month.

(b)           Notwithstanding the termination or expiration of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them after such termination, expiration or nonrenewal, including, but not limited to, Consultant’s obligations under Section 3.

Section 3.	Confidentiality; Non-Disparagement.

(a)           Except in connection with the provision of services pursuant to this Agreement or as may be required by law or public policy, Consultant agrees that during the term of this Agreement and at all times thereafter Consultant will hold in strictest confidence and will not use, or otherwise disseminate, Confidential Information, without express written consent from the Corporation.  As used in this Agreement, “Confidential Information” means data and information relating to the Corporation’s business of which the Consultant became aware as a consequence of his former employment with the Corporation or his work under this Agreement which has value to the Company and is not generally known to its competitors and information which is received from a third party and which is subject to a duty on the Corporation’s part to maintain as confidential.  Without limiting the foregoing, Confidential Information shall include:

(1)           all items of information that could be classified as a trade secret pursuant to Virginia law;

(2)           the names, addresses and banking requirements of the customers of the Corporation and the nature and amount of business done with such Customers, including loan terms, expiration or renewal dates on investments, fee schedules, proposals to Customers or Prospects to provide products or services;

(3)           information regarding the skills and compensation of Executives of the Corporation;

(4)           information provided by third parties that is subject to a duty on the Corporation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes;

(5)           application, operating system, communication and other computer software and derivatives thereof, including access codes, data bases and manuals of the Corporation;

(6)           strategic plans and forecasts, marketing plans and forecasts, accounting, budget and financial information regarding the Corporation’s operations, marketing techniques and plans for future product development, budgets, pricing policies, loan policies, quoting procedures, and the identity of prospective customers, internal publications and memoranda.

Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Corporation (except where such public disclosure has been made by Consultant without authorization) or that has been independently developed and disclosed by others outside of the Corporation, or that otherwise enters the public domain through lawful means.

(b)           Consultant agrees not to make any derogatory statement with regard to the performance, character, or reputation of the Corporation or assert that the Corporation or any of its affiliates has acted improperly or unlawfully with respect to Consultant or any other Consultant of the Corporation.  Nothing contained herein shall limit Consultant’s communications with his counsel or, to the extent necessary to respond to inquiries initiated by regulators of the Corporation or any of its related companies, subsidiaries, or affiliates, his communications with such regulators.

(c)           The Parties specifically agree that nothing in this Agreement prohibits Consultant from reporting possible violations of federal law or regulation to any governmental agency or entity, from participating in investigations by any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

(d)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Section 3 of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that each of the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Section 3 of this Agreement and to enforce specifically the terms and provisions of this Section 3, and that such injunctive relief shall be in addition to any other remedy to which any party is entitled at law or in equity.

(e)           The existence of any claim or cause of action of Consultant against the Corporation, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Corporation of the confidentiality provisions set forth in this Section 3.

Section 4.	Regulatory Requirements.

Notwithstanding anything in this Agreement to the contrary, the Corporation shall not be required to make any payment under this Agreement to the extent such payment is prohibited by the Board of Governors of the Federal Reserve System or the Federal Deposit Insurance Corporation pursuant to the terms of those regulations presently found at 12 C.F.R. Part 359. If this Agreement is alleged to be in violation of the foregoing by the Board of Governors of the Federal Reserve System or the Federal Deposit Insurance Corporation, any payment alleged to have been made in violation of the foregoing shall be immediately returned by Consultant to the Corporation.

Section 5.	Invalid Provisions.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  To the extent permitted by applicable law and public policy, any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be valid and enforceable to the fullest extent permitted by law without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.	Governing Law.

Except where preempted by federal law, this Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia.

Section 7.	Entire Agreement; Amendment.

This Agreement contains the entire agreement between the Corporation and Consultant with respect to the subject matter of this Agreement, and this Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the Corporation and Consultant.

Section 8.	Assignability.

The services of Consultant under this Agreement are personal in nature, and the Corporation may not assign this Agreement nor the rights or obligations of the Corporation under this Agreement, whether by operation of law or otherwise, without Consultant’s prior written consent.  This Agreement shall be binding upon, and inure to the benefit of, the Corporation and its permitted successors and assigns under this Agreement.  Consultant may not assign this Agreement without the Corporation’s prior written consent, but Consultant’s benefits under this Agreement shall inure to the benefit of Consultant’s heirs, executors, administrators and legal representatives to the extent this Agreement expressly provides.

Section 9.	Captions.

The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 10.	Section 409A.

This Agreement is intended to comply with Section 409A to the extent Section 409A is applicable.  This Agreement shall be interpreted and administered accordingly.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the 15th day of February, 2016.

HIGHLANDS BANKSHARES, INC.

/s/ Samuel L. Neese	By:	/s/ Karen White
Samuel L. Neese		Name: Karen White
Title: Director, Human Resources